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                                                   AMERICASBANK CORP.
                                                   CONTACT: MARK H. ANDERS
                                                   PHONE:   443-921-0804
                                                   WEBSITE: www.americasbank.com

                        AMERICASBANK CORP. INCREASES LOAN
                      LOSS ALLOWANCE IN THIRD QUARTER 2006


TOWSON, MD. (October 16, 2006) --AmericasBank Corp. (NASDAQ:AMAB), the parent company of AmericasBank, today announced it took a provision for loan and lease losses of $470,000 in its quarter ending September 30, 2006. The provision boosts the Towson-based Bank's allowance for loan and lease losses from $454,000 at June 30, 2006 to $916,000 at September 30, 2006. This increases the allowance for loans and leases as a percent of loans from 0.71% at June 30, 2006 to approximately 1.15% at September 30, 2006.

Mark H. Anders, President and CEO of the Company said: "Our provision for loan and lease losses in the third quarter should not be interpreted as a significant weakening in the asset quality of the bank. There were no new non-performing assets for the quarter. The loan loss provision for the third quarter includes $123,000 for the nearly $16 million in loan growth during the third quarter and $112,000 to increase the allowance percentage on residential investment properties to reflect the softness in the local real estate market. The loan loss provision for the quarter also included a special provision of $167,000 on a $588,000 land development loan that has been on nonaccrual status since March 2005, and $68,000 for the downgrade in the risk rating on several loans in the portfolio."

"With respect to the land development loan on nonaccrual status, negotiations between the contract purchaser of the property and the municipality where the land is located have broken down, which exposes the bank to increased risks, including the risk of our borrower filing for bankruptcy protection and a possible foreclosure action. Increasing our reserves at this time is prudent in light of current events. The loans that have had been downgraded include a commercial finance lease of $153,000 and three loans to one borrower aggregating $600,000 secured by residential investment properties. With regard to the latter, the borrower is actively marketing the properties securing our loans and we believe that the proceeds from these sales should repay the debt in full. The additional allowance on these loans reflects the heightened risk that our loans may not be fully repaid from the sale," said Anders.

AmericasBank Corp. plans to release its full financial results for the three and nine months ended September 30, 2006 before the end of October.

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ABOUT AMERICASBANK CORP.

AmericasBank Corp. is the parent company of AmericasBank, a Maryland-chartered commercial bank headquartered in Towson, Maryland. AmericasBank is dedicated to contributing to the growth and prosperity of the communities it serves, with a special focus on serving the needs of the business community and promoting home ownership.

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Such statements, regarding AmericasBank Corp.'s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the risk that AmericasBank Corp. may continue to incur losses; the possible loss of key personnel; the inability to successfully implement strategic initiatives; risk of changes in interest rates, deposit flows and loan demand; risks associated with AmericasBank's lending limit; risks associated with the lack of a credit facility; risk associated with having a large percentage of residential real estate loans secured by investment properties; risk of an industry concentration with respect to deposits; risk of credit losses; risks associated with residential mortgage lending, including acting as a correspondent lender; risk associated with a slowdown in the housing market or high interest rates; the allowance for loan and lease losses may not be sufficient; operational risks of the leasing companies to which AmericasBank has extended credit in connection with the lease portfolio; dependence on third party vendors; risk of insufficient capital; risk of possible future regulatory action as a result of past violations of the Real Estate Settlement Procedures Act; as well as changes in economic, competitive, governmental, regulatory, technological and other factors that may affect AmericasBank Corp. or AmericasBank specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. AmericasBank Corp. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the AmericasBank Corp.'s filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.